For Immediate Release
May 8, 2001

For more information contact:	Andra K. Black, Co-President, 515-223-8484 Craig A. Wood, Co-President, 515-223-8484 Randall C. Bray, Chairman, 515-252-0813 StateFed Financial Corporation 13523 University Avenue Clive, Iowa 50325

STATEFED FINANCIAL CORPORATION
ANNOUNCES NEW CHAIRMAN AND ANNUAL MEETING DATE

(Des Moines, Iowa) The Board of Directors of StateFed Financial Corporation, (NASDAQ: SFFC), the holding company for State Federal Savings and Loan Association, has announced a new management team. John F. Golden recently retired as Chairman of the Board and President.

Andra K. Black and Craig A. Wood have been named Co-Presidents. Black has been with State Federal since 1965. Her most recent position was Executive Vice President. She has been active in Lions Club and Financial Managers.

Wood has been with State Federal since 1986. His previous position was Senior Vice President. He is active in various public and private charitable organizations.

StateFed also announced that Randall C. Bray has been elected Chairman of the Board. Bray is President of Greyhawk Partners and has been involved in the financial services business for more than 30 years. He has been President and CEO of Midland Savings Bank in Des Moines and was also Chairman and Founder of The Evergreen Group, a distributor of insurance products to the banking industry.

"We're fortunate to have Andra and Craig to continue the tradition of financial stability for our shareholders and legendary service for our customers," stated Bray.

State Federal has 2 offices in Des Moines and recently opened its newest office in Clive. In addition, State Federal provides insurance and brokerage services through Locust Street Securities, Inc.

The annual meeting of shareholders will be held at 2:00 p.m. on Wednesday, October 24, 2001 at the corporate office at 13523 University Avenue, Clive, Iowa 50325.